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FOR IMMEDIATE RELEASE

Contact:
Investor Contact:                                  Media Contact:
Deidre Holt                                        Doug Russell/Michele Meagher
HealthAxis.com                                     Schwartz Communications, Inc.
610-275-3800                                       781-684-0770
dholt@healthaxis.com                               dougr@schwartz-pr.com
                                                   mmeagher@schwartz-pr.com

          Provident American Corporation Signs Definitive Agreement to
                    Merge with its HealthAxis.com Subsidiary


EAST NORRITON, PA, February 1, 2000--Provident American Corporation (NASDAQ:
PAMC) signed a definitive agreement to merge with its subsidiary, HealthAxis.com, Inc., the leading provider of Internet solutions for healthcare insurance sales, marketing and payer connectivity, in a stock-for-stock transaction.

Under the terms of the transaction, Provident American will issue new shares to acquire all of the outstanding HealthAxis.com, Inc. shares that Provident does not already own. HealthAxis.com, Inc. shareholders will receive 1.127 shares of Provident American common stock for each share of HealthAxis.com, Inc. common stock. Existing Provident shareholders will own the same number of shares of Provident as well as the same percentage in HealthAxis.com, Inc., on a fully-diluted basis, after the transaction as they did immediately prior to the closing of the merger.


The consummation of the merger is subject to various conditions including the approval of both Provident and HealthAxis, Inc. shareholders as well as regulatory approval. The closing is anticipated to occur during the second quarter of 2000.

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            Provident American Corporation Signs a Definitive Agreement to Merge
                                              With Its HealthAxis.com Subsidiary
                                                                February 1, 2000
                                                                     Page 2 of 2


About HealthAxis.com

HealthAxis.com, Inc. is the leading provider of Internet solutions for healthcare insurance marketing, sales, and payer connectivity. HealthAxis.com, Inc. is the only e-healthcare company servicing both the consumer and business-to-business marketplaces with health plan solutions. The Company's consumer Web site, www.healthaxis.com, is a fully transactional, online health insurance agency targeting the individual and small group markets. The Company's proprietary workflow and business application software, built around an application service provider model, enables healthcare payers --carriers, third party administrators, and large, self-funded groups -- to more efficiently capture, process, and share health plan data over the Internet. HealthAxis.com, Inc. is headquartered in suburban Philadelphia, with significant operations in Dallas, as well as offices in eight other locations both domestic and abroad. The Company employs over 350 IT professionals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements made which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors which may cause actual results to differ materially from those in the forward-looking statements. For further information which could cause actual results to differ from the Company's expectations as well as other factors which could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.